UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported: February 11, 2009)

Innophos Holdings, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware	001-33124	20-1380758
(States or other jurisdictions of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512

(Address of Principal Executive Office, including Zip Code)

(609) 495-2495

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

Effective February 11, 2009, John Steitz was elected as a director by the Board of Directors of the Registrant and its subsidiaries, Innophos Investments Holdings, Inc. and Innophos, Inc. Mr. Steitz is the Executive Vice President and Chief Operating Officer of Albemarle Corporation, a leading global developer, manufacturer and marketer of highly engineered specialty chemicals, including polymer additives, catalysts and fine chemicals, a position he has held since 2007, having previously served as Albemarle’s Senior Vice President, Global Business Operations. The addition of Mr. Steitz brings the total of directors to seven. A copy of the Registrant's press release dated February 12, 2009 concerning this matter is filed as Exhibit 99.1 to this report and is herein incorporated by reference in response to this item.

As a director of the Registrant, Mr. Steitz will be entitled to receive an annual cash retainer of $35,000, annual stock retainer valued at $50,000 payable following the annual stockholders meeting, annual committee membership fees, meeting and similar attendance fees, plus reimbursement of expenses, in the same manner as other non-employee directors of the Registrant. It is also expected that he will be party to an indemnity agreement covering his service as a director of the Registrant and its subsidiaries in a substantially identical form as entered into previously by the Registrant with other directors and officers.

Item 9.01 Financial Statements and Exhibits

Exhibit No.        Description

99.1                     Press Release dated February 12, 2009 announcing the election of John Steitz as a director

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By:    /s/ William N. Farran
Name: William N. Farran
Title:   Vice President, General Counsel and Corporate Secretary

Dated: February 17, 2009